Exhibit 8.4

Form of Tax Opinion

[LETTERHEAD OF LINKLATERS]

                    , 2004

Sanofi-Aventis

174 avenue de France
75013 Paris, France

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Sanofi-Aventis, a société anonyme organized under the laws of the Republic of France (“Sanofi-Aventis”), relating to the proposed merger of Aventis, a société anonyme organized under the laws of the Republic of France, with and into Sanofi-Aventis, with Sanofi-Aventis surviving the merger.

      We have participated in the preparation of the discussion, set forth in the section entitled “MATERIAL FRENCH TAX AND U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement, of the French tax consequences of exchanging Aventis securities pursuant to the merger. In our opinion, such discussion of those consequences, insofar as it summarizes French tax law, is accurate in all material respects.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,